Exhibit 5.1

77 WEST WACKER • CHICAGO, ILLINOIS 60601.1692

TELEPHONE: +1.312.782.3939 • FACSIMILE: +1.312.782.8585

July 16, 2019

Verint Systems Inc.

175 Broadhollow Road

Melville, New York 11747

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed by Verint Systems Inc.

Ladies and Gentlemen:

We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the registration of 7,975,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company that may be issued or delivered and sold pursuant to the Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan (the “2015 Plan”) and the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan (together with the 2015 Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and authorized forms of stock option, restricted stock, restricted stock unit or other applicable agreements thereunder will be, when issued or delivered and sold in accordance with the applicable Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee thereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-219502) filed by the Company to effect registration of the Shares under the Securities Act of 1933

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID

MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Verint Systems Inc.

July 16, 2019

(the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day